EXHIBIT 99.1
FOR IMMEDIATE RELEASE

FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy (412) 559-8154
Investor Relations Contact: Larry De Maria – (917) 245-7463

MSA Safety Board Elects Nish Vartanian Non-Executive Chairman; Steve Blanco Assumes President and CEO Role

PITTSBURGH, May 13, 2024 - The Board of Directors of MSA Safety, Inc. (NYSE: MSA), a global leader in the development of advanced safety products and solutions that help protect people and facility infrastructures, on May 10th elected Nishan J. Vartanian Non-Executive Chairman of the Board. Mr. Vartanian’s election follows his previously announced plans to retire as MSA Safety’s Chief Executive Officer, but to remain on the company’s board. Mr. Vartanian will retire as a full-time employee at the end of the month, having served as CEO since 2018 and Chairman since 2020.
Also on May 10th, as part of a planned management succession announced on February 22, 2024, Steven C. Blanco has assumed the position of President and Chief Executive Officer of the company. Mr. Blanco becomes the 10th CEO in MSA’s 110-year history. He has been with MSA Safety since 2012, most recently serving as President and Chief Operating Officer.
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About MSA Safety:
MSA Safety Incorporated (NYSE: MSA) is the global leader in advanced safety products, technologies and solutions. Driven by its singular mission of safety, the Company has been at the forefront of safety innovation since 1914, protecting workers and facility infrastructure around the world across a broad range of diverse end markets while creating sustainable value for shareholders. With 2023 revenues of $1.8 billion, MSA Safety is headquartered in Cranberry Township, Pennsylvania and employs a team of over 5,000 associates across its more than 40 international locations. For more information, please visit www.MSASafety.com.
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